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                        RENEWAL SUB-LINE PROMISSORY NOTE

$8,500,000.00                                                  October 26, 2000

         FOR VALUE RECEIVED, the undersigned, American Technical Ceramics Corp. (the "Borrower"), a Delaware corporation, hereby promises to pay to the order of Bank of America, N.A. (the "Bank"), successor to NationsBank, N.A., whose address is 50 N. Laura Street, Jacksonville, Florida 32202, the principal sum of Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00), or such other principal amount as may be disbursed from time to time pursuant to Section
1.02 of the Loan Agreement (as defined herein), together with interest on the outstanding principal balance hereof from the date of disbursement until payment in full at the rate provided herein. This Note shall be governed by the following provisions:

         1. Loan Agreement. The Borrower and the Bank have executed an Amended and Restated Loan Agreement (as amended or restated from time to time, the "Loan Agreement") dated November 25, 1998. The loan evidenced by this Note shall be a revolving loan, and the Borrower may borrow, repay and reborrow principal amounts hereunder subject to the terms contained herein and in the Loan Agreement. Notwithstanding the foregoing: (a) the outstanding principal balance hereof shall not exceed $8,500,000 at any one time (or such lesser amount as may be set forth in the Loan Agreement); and (b) the Borrower shall not in any event be entitled to obtain further advances hereunder on or after the expiration of the Revolving Period (as defined in the Loan Agreement). This
Note is the Sub-Line Note described in the Loan Agreement.

         2.       Payments.

                  (a) The Borrower shall pay all accrued interest hereunder on the first day of each January, April, July and October during the term hereof.

                  (b) The Borrower shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest hereunder, at the expiration of the Revolving Period (as defined in the Loan Agreement) (except to the extent that such principal amounts have been rolled into a Term Note (as defined in the Loan Agreement) pursuant to the terms of the Loan Agreement on or before such date).

         3.       Interest.

                  (a) Interest shall initially accrue on the outstanding principal balance of this Note at a rate that is equal to the Adjusted Libor Rate (as defined herein) in effect as of the date hereof. The rate of interest shall be adjusted on each Interest Rate Adjustment Date (as defined herein) so that interest shall accrue at the Adjusted Libor Rate for the Interest Period (as defined herein) commencing on such Interest Rate Adjustment Date. For purposes hereof, the following terms shall have the following meanings:


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                           (i) "Adjusted Libor Rate" for each Interest Period
                  shall mean a rate that is equal to the applicable Libor Rate plus 1.5% per annum. The Libor Rate for each Interest Period shall mean the offered rate for deposits in United States dollars in the London Interbank market for a one month period which appears on the Libor Rate Reference Page (as defined herein) as of 11:00 a.m. (London time) on the day that is two London Banking Days (as defined herein) preceding the first Banking Business Day (as defined herein) of the Interest Period. If at least two such offered rates appear on the Libor Rate Reference Page, the rate will be the arithmetic mean of such offered rates. The Bank may, in its discretion, use rate quotations for a 30 day period in lieu of quotations for a substantially equivalent one month period.

                           (ii) "Banking Business Day" shall mean each day other
                  than a Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business.

                           (iii) "Interest Period" shall mean: (aa) an initial
                  period commencing on the date hereof and continuing through the day immediately preceding the first Interest Rate Adjustment Date; and (bb) each period thereafter commencing on each Interest Rate Adjustment Date and continuing through the day immediately preceding the next Interest Rate Adjustment Date.

                           (iv) "Interest Rate Adjustment Date" shall mean the
                  first day of each calendar month during the term hereof.

                           (v) "Libor Rate Reference Page" shall mean any of the
                  following reference pages or sources (as selected from time to time by the Bank in its discretion): (aa) the Reuters Screen LIBO Page; (bb) the Dow Jones Telerate Page 3750; or (cc) if the Bank is unable to obtain rates pursuant to the foregoing clauses (aa) or (bb), such other index or source as the Bank may reasonably select showing rates offered for United States dollar deposits in the London Interbank market.

                           (vi) "London Banking Day" shall mean each day other
                  than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

                  (b) Interest shall be calculated on the basis of a 360 day year (based upon the actual number of days elapsed).

                  (c) The total liability of the Borrower and any endorsers or guarantors hereof for payment of interest shall not exceed any limitations imposed on the payment of interest by applicable usury laws. If any interest is received or charged by any holder hereof in excess of that amount, the Borrower shall be entitled to an immediate refund of the excess.


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                  (d) Upon the occurrence of an Event of Default hereunder,
         interest shall accrue at the Default Rate hereinafter set forth notwithstanding the provisions of this section.

         4. Prepayment. The Borrower shall be entitled to prepay this Note in whole or in part at any time without penalty.

         5. Application of Payments. All payments hereunder shall be applied first to the Bank s costs and expenses payable under the Loan Agreement or hereunder, then to fees authorized hereunder or under the Loan Agreement, then to interest and then to principal.

         6. Default. Any Event of Default under the Loan Agreement shall be considered an "Event of Default" hereunder. If any Default (as defined in the Loan Agreement) shall occur, any obligation of the Bank to make advances hereunder shall be terminated without notice to the Borrower. In addition, if any Event of Default shall occur, the outstanding principal of this Note, all accrued and unpaid interest hereunder and all other amounts payable under this Note shall be and become, in the manner and as provided in the Loan Agreement, forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any Event of Default, the outstanding principal of this Note, and any accrued and unpaid interest, shall bear interest at a rate of either four percent (4%) per annum above the Prime Rate after default until paid or, if such rate is usurious under the laws of Florida, then at the highest legal rate permissible thereunder (the "Default Rate"). For purposes hereof, the "Prime Rate" shall mean the rate of interest announced from time to time by the Bank (or any successor thereto) as its prime rate. The Default Rate shall change on each day that the Prime Rate changes.

         7. Expenses. The Borrower agrees to pay the Bank all costs incurred by it in connection with the collection of this Note. Such costs include, without limitation, reasonable fees for the services of counsel and legal assistants employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal or otherwise. The Borrower further agrees to indemnify and hold the Bank harmless against liability for the payment of state documentary stamp taxes, intangible taxes or other taxes (including interest and penalties, if any), excluding income or service taxes of the Bank, which may be determined to be payable with respect to this transaction.

         8. Late Charge. If any scheduled payment hereunder is 15 or more days late, the Borrower shall pay a fee equal to 4% of the unpaid portion of the scheduled payment. The fee is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The fee shall be immediately due and payable and shall be paid by the Borrower to the Bank without notice or demand. This provision for a fee is not and shall not be deemed a grace period, and Bank has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising under this Note.


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         9.       Setoffs. The Borrower hereby grants to the Bank a continuing first lien security interest in any and all money, general or specific deposits, or property of the Borrower now or hereafter in the possession of the Bank. The Borrower authorizes and empowers the Bank, in its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as the Bank may elect, apply any such money, deposits or property to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of the Borrower to the Bank or any of the Bank s affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by the Bank or any of the Bank s affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by the Bank for the account of the Borrower).

         10. Auto Debit. The Borrower hereby authorizes the Bank to automatically deduct the amount of any payment due hereunder from any of the Borrower's accounts now or hereafter maintained with the Bank (including, without limitation, account number 2171045294). If the funds in such account are insufficient to cover any payment, the Bank shall not be obligated to advance funds to cover the payment.

         11. Miscellaneous. The Borrower and all sureties, endorsers and guarantors of this Note shall make all payments hereunder in lawful money of the United States at the Bank s address set forth herein or at such other place as the Bank may designate in writing. The remedies of the Bank as provided herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of the Bank and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Bank, including specifically any failure to exercise any right, remedy or recourse, shall be effective, unless set forth in a written document executed by the Bank, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event. This Note shall be construed and enforced in accordance with Florida law and shall be binding on the successors and assigns of the parties hereto. The term "Bank" as used herein shall mean Bank of America, N.A. and its successors and permitted assignees under the Loan Agreement. The Bank may, at its option, round any or all fractional interest rates under paragraph 3 upwards to the next higher 1/100 of 1%. The Borrower hereby: (i) waives demand, notice of demand, presentment for payment, notice of nonpayment or dishonor, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, or in the Bank s enforcing any of its rights under any guaranties securing the repayment hereof; (ii) agrees to any substitution, addition or release of or any party or person primarily or secondarily liable hereon; (iii) agrees that the Bank shall not be required first to institute any suit, or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note; and (iv) agrees that, notwithstanding the occurrence of any of the foregoing (except with the express written release by the Bank of the Borrower), the Borrower shall be and remain directly and primarily, liable for all sums due under this Note.


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         12.      NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE
REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                    AMERICAN TECHNICAL CERAMICS CORP.


                                    By:
                                        ----------------------------------
                                        Kathleen M. Kelly
                                        Vice President - Administration

                                                (CORPORATE SEAL)



STATE OF NEW YORK
COUNTY OF SUFFOLK

         The foregoing instrument was executed, acknowledged and delivered before me this ____ day of October, 2000, by Kathleen M. Kelly, the Vice President - Administration of American Technical Ceramics Corp., on behalf of the corporation, in Suffolk County, New York.



                                    ------------------------------------------
                                    Notary Public, State and County
                                    Aforesaid
                                    Print Name:
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                                    My commission expires:
                                                          --------------------
                                    My commission number:
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                                    (NOTARIAL SEAL)



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